                                                                    Exhibit 99.1

                                  NEWS RELEASE
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15301 W. 109TH Street, Lenexa, KS 66219  Phone: 913-647-0158  Fax:  913-647-0132
                                               investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:          Karl B. Gemperli
                  (913) 647-0158, Phone
                  (913) 647-0132, Fax
                  investorrelations@elecsyscorp.com

ELECSYS CORPORTAION ANNOUNCES THAT IT HAS MET THE CONTINUED LISTING
STANDARDS OF THE AMERICAN STOCK EXCHANGE

Lenexa, Kansas (August 5, 2005) - Elecsys Corporation (AMEX: ASY), today announced that it received a notice on August 3, 2005 from the American Stock
Exchange (the "AMEX" or "Exchange") Staff indicating that the Company has resolved the previously identified continued listing deficiency based on the
Company's financial results for the quarter and fiscal year ended April 30,
2005.

As previously announced, the Company was notified in October 2003 that it was below certain of the Exchange's continuing listing standards. The Company submitted a plan for regaining compliance with the AMEX continued listing standards on November 25, 2003. The AMEX accepted the plan on January 23, 2004 and granted the Company an extension until the end of April 2005 to regain compliance with the continued listing standards. Although the Company has regained current compliance with the AMEX continued listing standards, if within the next twelve months the Company again falls below those standards, the
Exchange staff will review both incidents of the Company falling below the continued listing standards. If the incidents are determined to be related, the
Exchange staff will take appropriate action, which may include delisting procedures.

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the medical, aerospace, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2005. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.